EXHIBIT 4.2

THIS SECURITIES PURCHASE AGREEMENT made as of the 29th day of November, 2007.

B E T W E E N :

CONSOLIDATED MERCANTILE INCORPORATED,
a company existing under the
laws of the Province of Ontario,

(hereinafter referred to as the "Vendor")

OF THE FIRST PART;

- and -

337572 ONTARIO LIMITED,
a company existing under the
laws of the Province of Ontario,

(hereinafter referred to as the "Purchaser")

OF THE SECOND PART;

- and -

ALAN KORNBLUM,
of the Province of Ontario,

(hereinafter referred to as the "Principal")

OF THE THIRD PART;

- and -

DISTINCTIVE DESIGNS FURNITURE INC.,
a company existing under the
laws of the Province of Ontario,

(hereinafter referred to as the "Company")

OF THE FOURTH PART.

WHEREAS the Vendor is the registered and beneficial holder of certain debt and equity interests in the Company, the particulars of which are detailed on Schedule “A” annexed hereto (collectively, the “Securities”);

AND WHEREAS the Purchaser has agreed to purchase the Securities from the Vendor and the Vendor has agreed to sell the Securities to the Purchaser on the terms and conditions hereinafter set forth;

AND WHEREAS the Principal is the senior officer and significant shareholder of the Company as well as the sole shareholder and officer and director of the Purchaser;

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree with each other as follows:

ARTICLE 1:  PURCHASE OF SECURITIES

1.1                      Agreement to Purchase Securities.  Subject to the terms and conditions hereof, the Vendor agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Vendor, at Closing, the Securities free and clear of all liens, charges and encumbrances.

ARTICLE 2:  PURCHASE PRICE

2.1	Amount of Purchase Price.

(a)	The purchase price payable by the Purchaser to the Vendor for the Securities purchased by the Purchaser hereunder shall be an amount equal to the following:

(b)
as to the debt portion of the Securities, such amount as shall be equal to the total amount of the principal and accrued interest owing thereunder up to and including the Closing as detailed on Schedule “A” (the “Debt Purchase Price”); and

(c)	as to the equity portion of the Securities, up to the amount of ONE MILLION DOLLARS ($1,000,000.00) (the “Equity Purchase Price”).

(d)	The Debt Purchase Price and the Equity Purchase Price (collectively, “Purchase Price”) shall be paid by the Purchaser in accordance with Section 2.2 herein.

2.2                      Payment of Purchase Price.  The Debt Purchase Price shall be paid and satisfied at the Closing by the delivery to counsel for the Vendor, Messrs. Goldman, Spring, Kichler & Sanders LLP, in trust, of a certified cheque or bank draft in an amount equal to the Debt Purchase Price.  The Equity Purchase Price shall be satisfied at the Closing by delivery to the Vendor of a promissory note of the Purchaser and the Principal in form annexed hereto as Schedule “B” (the “Closing Note”).

ARTICLE 3:  CLOSING ARRANGEMENTS

3.1                      Closing.

(a)	Time shall be of the essence of this Agreement.

(b)
The closing of this transaction (the "Closing") shall take place at 10:00 a.m. on the date which is thirty (30) days following the execution of this Agreement (the "Closing Date") at the offices of the Vendor’s counsel or at such other place or time as may be agreed in writing between the Vendor and each of the other parties hereto.

3.2                      Closing Procedures:  At or before Closing, the Vendor and the Purchaser shall take or cause to be taken all actions, steps and corporate proceedings necessary or desirable to validly and effectively approve or authorize the completion of the transactions herein provided for; and, upon fulfillment of all of the conditions set forth in section 7.2 which have not been waived in writing as therein provided, the Vendor shall deliver to the Purchaser all documents required to be delivered hereunder, and upon fulfilment of the foregoing provisions of this section 3.2 and upon fulfilment of all of the conditions set forth in section 7.1 which have not been waived in writing as therein provided, the Purchaser and the Principal shall deliver to the Vendor or its counsel, as the case may be, a certified cheque or bank draft in the amount of the Debt Purchase Price along with the Closing Note and the Pledge (referred to below).

ARTICLE 4:  COVENANTS

4.1                      Approvals.  The parties hereto agree to obtain, on or before the Closing date, all necessary regulatory approvals that are required to permit the purchase and sale of the Securities hereunder.

4.2                      Corporate Authority.  The parties hereto agree to take all necessary corporate steps and proceedings and shall take all necessary corporate steps and proceedings to authorize the execution and delivery of this Agreement and to authorize the sale and transfer of the Securities hereunder.

4.3                      Insurance & Death of Principal.  The Company, the Purchaser and the Principal covenant and agree to maintain that certain life insurance policy on the life of the Principal in the face amount of $500,000.00 issued by Manulife Financial (the “Insurance Policy”) in good standing at all times until full payment of the Closing Note in all respects.  Prior to Closing the Insurance Policy shall be amended to note the interest of the Vendor thereon as a 50% beneficiary thereof, subject to the terms of this Agreement.  The amount of insurance assigned to the Vendor pursuant hereto shall be reduced on a dollar for dollar basis once the amount due under the Closing Note is less than $250,000.00.  Any amounts received by the Vendor pursuant to the Insurance Policy shall be deducted from the outstanding balance of the Closing Note.  Upon payment of the Closing Note in full, the Vendor shall sign all documents and take all actions as necessary to reassign its interest in the Insurance Policy to the Company or as the Company may direct.  The Principal will provide all necessary cooperation and consents should the Vendor wish, at its own expense, to obtain additional insurance on the life of the Principal.

In the event of the death of the Principal prior to the Closing Note having been paid in full, the Company and the Purchaser agree to cause the sale of all the shares of the Company or all the assets of the Company as soon as possible for the fair market value thereof.  The insurance proceeds received by the Company and the Vendor in respect the Insurance Policy shall be added to the proceeds of sale of the assets or shares or the Company, and the aggregate of such amounts shall be paid in accordance with Section 7 of the Closing Note, which for greater certainty shall be follows:

(a)	firstly, to the secured creditors of the Company (including the Purchaser to the extent of the Purchaser’s secured debt upon the assets of the Company);

(b)	secondly, to the Purchaser and the Vendor equally until all amounts owing in relation to the Closing Note have been paid in full; and

(c)	any balance shall be paid to the Purchaser.

ARTICLE 5:  REPRESENTATIONS
AND WARRANTIES OF THE VENDOR

The Vendor represents and warrants to the Purchaser as follows, it being acknowledged that the Purchaser is relying upon such representations and warranties in connection with the purchase of the Securities pursuant to the provisions herein:

5.1                      Organization.  The Vendor is duly incorporated or otherwise registered and organized and validly subsisting under the laws of the Province of Ontario and has the corporate power to own or lease its property, to carry on its business as now being conducted by it, to enter into this Agreement and all documentation flowing therefrom, and to perform it obligations thereunder.

5.2                      Authorization.  This Agreement and all documentation flowing therefrom has been duly authorized, executed and delivered by the Vendor and is a legal, valid and binding obligation of the Vendor, enforceable against the Vendor by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

5.3                      Title.  The Securities are owned by the Vendor free and clear of all liens, charges and encumbrances.

5.4                      Securities.  To the best of the Vendor’s knowledge and belief:

(a)           Schedule “A” is true and accurate in all material respects;

(b)	The debt portion of the Securities detailed on Schedule “A” annexed hereto represents valid indebtedness due and owing by the Company to the Vendor as of the date of execution of this Agreement;

(c)
The GSA (as defined in Schedule “A”) creates a valid security interest in favour of the Vendor in all property and assets of the Company in which the Company now has rights or may hereafter acquire rights;

(d)
All necessary registrations have been made and maintained under the Personal Property Security Act (Ontario) in order to perfect and preserve thereunder the Vendor’s security interest under the GSA; and

(e)	the Vendor has not done or permitted any act to be done to release, discharge, or invalidate the debt portion of the Securities or the GSA.

ARTICLE 6:  REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER AND THE PRINCIPAL

6.1                      Purchasing as Principal.  The Purchaser and the Principal, jointly and severally, represent and warrant to the Vendor that the Purchaser is purchasing the Securities to be purchased by it pursuant to the provisions herein:

6.2                      Organization.  The Purchaser is duly incorporated or otherwise registered and organized and validly subsisting under the laws of the Province of Ontario and has the corporate power to own or lease its property, to carry on its business as now being conducted by it, to enter into this Agreement and all documentation flowing therefrom, and to perform it obligations thereunder.

6.3                      Authorization.  This Agreement and all documentation flowing therefrom has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

6.4                      Schedule “A”.  To the best of the Purchaser’s knowledge and belief, Schedule “A” is true and accurate in all material respects.

ARTICLE 7:  CONDITIONS OF CLOSING

7.1                      Conditions for the Benefit of the Purchaser.  The Purchaser shall not be obliged to complete the purchase herein provided for unless, at or prior to Closing, each of the following conditions shall have been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Purchaser and may be waived in writing by the Purchaser at any time; and the Vendor covenants and agrees with the Purchaser to use its best efforts to ensure that such conditions are fulfilled at or prior to Closing:

(b)
Compliance.  All of the items, covenants and agreements set forth in this Agreement to be complied with or performed by the Vendor at or prior to Closing shall have been complied with or performed by the Vendor at or prior to Closing.

(c)
Representations and Warranties.  The representations and warranties of the Vendor contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and shall also be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date.

(d)	Deliveries. The Vendor shall have delivered to the Purchaser the documents contemplated in section 3.2 and otherwise hereunder, including but not limited to:

(i)
a share certificate evidencing the equity portion of the Securities duly endorsed for transfer to the Purchaser, along with a duly executed minute book transfer of such shares executed in favour of the Purchaser;

(ii)
an assignment of the debt portion of the Securities and related GSA from the Vendor in favour of the Purchaser, and any other documents that the Purchaser reasonably considers necessary or desirable to validly and effectively transfer the debt portion of the Securities and related GSA to the Purchaser, all in a form reasonably satisfactory to the Purchaser; and

(iii)	all documentation possessed by the Vendor evidencing the debt portion of the Securities and related GSA.

(e)
Shareholders’ Agreement.  The pre-existing shareholders agreement in place with respect to the Company shall have been terminated in all respects and each party thereto shall have been released from the provisions thereof.

(f)
Mutual Releases.  The Vendor and Fred Litwin, on the one hand, and the Purchaser, the Principal and the Company, on the other hand, shall have executed and delivered mutual releases in favour of one another on mutually acceptable terms and conditions.

In case of any of the foregoing conditions shall not have been fulfilled at or prior to Closing, the Purchaser in its sole discretion may either:  (a) terminate its obligation to purchase the Securities by notice in writing to the Vendor, in which event the Purchaser shall be released from all obligations under this Agreement, and unless the Purchaser can show that the condition for which the Purchaser has terminated it obligations could reasonably have been performed or complied with or caused to have been performed or complied with by the Vendor, then the Vendor shall also be released from all obligations in respect of the Purchaser hereunder; or (b) waive compliance with any such condition if its shall see fit to do so, without prejudice to its right of termination in the event of non-fulfillment of any other condition in whole or in part.

7.2                      Conditions for the Benefit of the Vendor.  The Vendor shall not be obliged to complete the sale herein provided for unless, at or prior to Closing, each of the following conditions shall have been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Vendor and may be waived in writing by the Vendor at any time; and the Purchaser and the Principal covenant and agree with the Vendor to use their best efforts to ensure that such conditions are fulfilled at or prior to Closing:

(1)
Compliance.  All of the items, covenants and agreements set forth in this Agreement to be complied with or performed by the Purchaser and the Principal at or prior to Closing shall have been complied with or performed by the Purchaser at or prior to Closing.

(2)
Representations and Warranties.  The representations and warranties of the Purchaser and the Principal contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and shall also be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date.

(3)	Deliveries. The Purchaser shall have delivered to the Vendor certified cheques or bank drafts in an amount equal to the Debt Purchase Price along with the Closing Note and Pledge (referred to below).

(4)
Shareholders Agreement.  The pre-existing shareholders agreement in place with respect to the Company shall have been terminated in all respects and each party thereto shall have been released from the provisions thereof.

(5)
Mutual Releases.  The Vendor and Fred Litwin, on the one hand, and the Purchaser, the Principal and the Company, on the other hand, shall have executed and delivered mutual releases in favour of one another on mutually acceptable terms and conditions.

(6)
Security for Closing Note.  As security for the Closing Note, the Purchaser and the Principal shall grant a first charge pledge of all the issued and outstanding shares of the Company in favour of the Vendor pursuant to a share pledge agreement in the form annexed hereto as Schedule “C” (the “Pledge”).

(7)	Insurance. The Company shall have assigned to the Vendor one-half the proceeds of the Insurance Policy.

In case of any of the foregoing conditions shall not have been fulfilled at or prior to Closing, the Vendor in its sole discretion may either:  (a) terminate this Agreement in respect of the Purchaser by notice in writing to the Purchaser, in which event the Vendor shall be released from all obligations under this Agreement, and unless the Vendor can show that the condition for which it terminated this Agreement could reasonably have been performed or complied with by the Purchaser and the Principal, the Purchaser and the Principal shall also be released from all obligations hereunder; or (b) waive compliance with any such condition if it shall see fit to do so, without prejudice to its right of termination in the event of non-fulfillment of any other condition in whole or in part.

ARTICLE 8:  GENERAL

8.1                      Interpretation.

(1)	Schedules. Schedules and other documents attached or referred to in this Agreement are an integral party of this Agreement.

(2)
Section and Headings.  The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction of interpretation hereof.

(3)	Extended Meanings. Words importing the singular number include the plural and vice-versa; words importing the masculine gender include the feminine and neuter genders.

(4)	Funds. All dollar amounts referred to in this Agreement are in lawful money of Canada.

8.2                      Further Assurances.  Each of the parties hereto from time to time at the request and expense of any of the other parties hereto and without further consideration, shall execute and deliver such other instruments of transfer, conveyance and assignment and take such further actions as the other parties may require to more effectively complete any matter provided for herein.

8.3                      Entire Agreement.  This Agreement and any documents flowing therefrom, constitutes the entire agreement(s) among the parties hereto and except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations and warranties of the parties hereto.  There are no oral representations or warranties of any kind among the parties hereto.  This Agreement may not be amended or modified in any respect except by written instrument signed by all the parties hereto.

8.4                      Non-Merger.  Each party hereby agrees that all provisions of this Agreement shall survive the execution and delivery of this Agreement, the completion of all transactions contemplated hereby and delivery of all documents in connection herewith.

8.5                      Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable thereto.

8.6                      Severability.  Any covenant or provision hereof determined to be void or unenforceable in whole or in part shall not be deemed to affect or impair the validity of any other covenant or provision hereof and the covenants and provisions hereof are declared to be separate and distinct.

8.7                      Notices.  Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (1) delivered personally or (ii) sent by prepaid courier service, addressed, in the case of notice to parties as follows:

(a)           To the Vendor:                                      106 Avenue Road
Toronto, Ontario  M5R 2H3

Attn:  Fred Litwin

with a copy to:

Goldman, Spring, Kichler & Sanders LLP
Barristers and Solicitors
700 – 40 Sheppard Ave. W.
Toronto, Ontario  M2N 6K9

Attn:  Mitchell J. Sanders

To Purchaser and/or
the Principal:                                      6 Tillingham Keep
Toronto, Ontario  M3H 6A2

with a copy to:

Kronis, Rotsztain, Margles, Cappel
Barristers and Solicitors
700 - 25 Sheppard Ave. W.
North York, ON  M2N 6S6

Attn:  Jules N. Kronis, Q.C.

Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or on the second day following the sending thereof by private courier.  Any party hereto or others mentioned above may change any particulars of its address for notice by notice to the others in the manner aforesaid.

8.8                      Successors and Assigns.  This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.  Notwithstanding the foregoing, this Agreement shall not be assignable by the Vendor without the express written consent of the Purchaser.

8.9                      Survival.  The covenants, representations and warranties of the parties as of the Closing contained in Article 5 and 6 hereof shall survive the Closing and shall continue in full force and effect until the Closing Note is paid in full.

8.10                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and of which together shall constitute one and the same instrument, provided that this Agreement may be treated by the Vendor as a separate Agreement in respect of the Purchaser.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

CONSOLIDATED MERCANTILE INCORPORATED

Per:
Authorized Signing Officer

337572 ONTARIO LIMITED

Per:
Authorized Signing Officer

Witness                                                      ALAN KORNBLUM

DISTINCTIVE DESIGNS FURNITURE INC.

Per:
Authorized Signing Officer

SCHEDULE “A”

Vendor’s Equity and Debt Interest in the Company

EQUITY

-           824,103 Common Shares (50.3% of Class)

-
645,000 Class A Preferred Shares Series 2 (61.11% of Class), non voting, non participating, cumulative (1/2 prime + 1%) redeemable at $1 each, with a cumulative dividend as at November 30, 2007 of $213,358.00

-	100,000 Class B Preferred Shares (50% of Class), non voting, non cumulative, redeemable at nominal value

-	53,100 Class C Preferred Shares Series 2 (58.9% of Class), non voting, non participating, cumulative (2.5%) redeemable at $10 each with a cumulative dividend as at November 30, 2007 of $109,583.00

DEBT

-	A $200,568 Secured Note Receivable bearing interest at prime plus 2% with no specific terms of repayment, postponed under terms of Distinctive Designs Furniture Inc.’s Bank Loan

-	A $547,500 Secured Note Receivable bearing interest at 10% per annum with no specific terms of repayment, postponed under terms of Distinctive Designs Furniture Inc.’s Bank Loan

-	$78,885.86 Interest owing in respect of above two Secured Notes to November 30, 2007

-	The two Secured Notes are secured pursuant to a General Security Agreement executed by the Company n favour of the Vendor dated August 17, 2005 (the “GSA”)

SCHEDULE “B”

PROMISSORY NOTE
DATED:    January 11, 2008

This Promissory Note is being delivered pursuant to subsection 2.2 of a certain purchase agreement made the  29th day of November, 2007 (such purchase agreement being herein referred to as the "Purchase Agreement") among Consolidated Mercantile Incorporated, 337572 Ontario Limited, Alan Kornblum and Distinctive Designs Furniture Inc.

1.
For value received, the undersigned, 337572 Ontario Limited and Alan Kornblum (collectively, the “Promisor”) hereby, jointly and severally, acknowledge themselves indebted to and promises to pay to Consolidated Mercantile Incorporated (“Holder”) up to the principal amount of ONE MILLION DOLLARS ($1,000,000.00) in lawful money of Canada (the "Principal Amount") on the terms and conditions set forth in this Promissory Note.

2.
The amounts due under this Promissory Note shall be due and payable in ten (10) equal consecutive annual instalments of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) each (the “Annual Payments”), with the first of such annual payments becoming due and payable on the 15th day of January, 2009 and each anniversary date thereafter until paid in full; provided that such Annual Payments shall only be due and payable in any given year if Distinctive Designs Furniture Inc. continues to operate its business (provided that payment shall not be excused if the Purchaser, Alan Kornblum or members of his immediate family or persons otherwise non-arm’s length to them re-commence a similar business to Distinctive Designs Furniture Inc., directly or indirectly); and further provided that if the Promisor shall default in the payment of any Annual Payment hereunder, such amount in default shall bear interest at the rate of 18% per annum.

3.
To the extent that Distinctive Designs Furniture Inc. shall, at any time during the term of this Promissory Note, experience annual pre-tax earnings of at least TWO MILLION DOLLARS ($2,000,000.00) in any year, the Holder herein shall have the option by written notice to the Promisor to require that the Promisor increase the Annual Payment for that year by the sum of FIFTY THOUSAND DOLLARS ($50,000.00) for each ONE MILLION DOLLARS ($1,000,000.00) of pre-tax earnings of Distinctive Designs Furniture Inc. in excess of TWO MILLION DOLLARS ($2,000,000.00) in that year, provided that the maximum liability under this Promissory Note shall remain unchanged..

4.
If Distinctive Designs Furniture Inc. shall in any year pay to either 337572 Ontario Limited and/or Alan Kornblum and members of their immediate family gross annual compensation (inclusive of any benefits which are over and above the benefits generally and reasonably available to the employees of Distinctive Designs Furniture Inc.) or dividends or any other extraordinary distributions whatsoever in excess of the Threshold Distribution (as defined below) for that year, then for each dollar of compensation, dividend or other distribution paid in excess of the Threshold Distribution, the Annual Payment due hereunder for that year shall be increased equally.  For greater clarity, it is understood and agreed that any sum paid to the Purchaser, Alan Kornblum or members of his immediate family as aforesaid in excess of the Threshold Distribution may only be paid if the Holder is paid each Annual Payment contemplated hereunder.

For the purposes hereof, the “Threshold Distribution” for 2008 shall be equal to THREE HUNDRED SEVENTY-TWO THOUSAND DOLLARS ($372,000.00) (consisting of gross compensation of $272,000.00 plus $100,000.00 annually to be paid to Alan Kornblum to equalize him with the Holder in respect of the Annual Payments due to him under this Promissory Note).  The Threshold Distribution for each subsequent year shall be increased by the annual inflation rate for that year, as specified by the increase in the Consumer Price Index for the City of Toronto.

5.
The Holder shall have the right at all times, upon reasonable notice, during the term of this Promissory Note to have free and unfettered access to such financial records of Distinctive Designs Furniture Inc. as shall be necessary to verify and support the terms of this Promissory Note, including but not limited to the annual financial statements of Distinctive Designs Furniture Inc., subject to the Holder agreeing to maintain all such information in confidence.

6.
Notwithstanding anything herein contained to the contrary, but subject to Section 7 herein, it is acknowledged and agreed by the Holder that the amounts due and payable under this Promissory Note shall no longer be due and payable and the Promisor, and each of them, shall immediately cease to have any further obligation to the Holder hereunder in the event that Distinctive Designs Furniture Inc. shall cease to carry on business or shall otherwise become bankrupt within the meaning of the Bankruptcy and Insolvency Act (Canada), provided that the Purchaser, Alan Kornblum, or members of his immediate family or persons otherwise non-arm’s length to them have not directly or indirectly recommenced a similar business thereafter.

7.
Notwithstanding anything herein contained to the contrary, if the Promisor shall sell their shares of Distinctive Designs Furniture Inc. during the term of this Promissory Note or if Distinctive Designs Furniture Inc. shall sell all or substantially all of its assets and undertaking during the term of this Promissory Note, and as a consequence of any such transaction the Promisor or Distinctive Designs Furniture Inc. realizes net proceeds of disposition in excess of the Promisor’s security upon the assets of Distinctive Designs Furniture Inc., then such surplus proceeds shall be paid, to the extent of fifty percent (50%) thereof, to the Holder up to the full amount of the unpaid principal sum due and owing hereunder as of the date of closing of such transaction of purchase and sale.

8.
Notwithstanding anything herein contained to the contrary, in the event that Alan Kornblum shall die during the term of this Promissory Note prior to the Principal Amount having been paid in full, Alan Kornblum (and his estate) shall cease to have any further liability hereunder, it being understood and agreed that the death of Alan Kornblum shall in no way alter or diminish the liability of 337572 Ontario Limited hereunder.

9.           The Promisor hereby:

(a)	waives demand, diligence, presentment for payment, protest and demand, and notice of extension, dishonour, protest, demand and non-payment of this Promissory Note; and

(b)
agrees that Consolidated Mercantile Incorporated may extend the time for payment of all or any part of the amounts due and payable under this Promissory Note without diminishing or altering the liability of the Promisor under this Promissory Note.

10.	This Promissory Note shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

11.           Time is of the essence of this Promissory Note.

12.	In the event that the Holder shall negotiate, sell or assign this Promissory Note, it shall provide written notice thereof to the Promisor.

13.
To the extent there is any default hereunder, the Holder agrees to provide ten (10) days written notice of default prior to taking any action under any related security held by the Holder in respect of this Promissory Note.

DATED this 11th day of January, 2008.

SIGNED, SEALED AND DELIVERED                                                                                     )           337572 ONTARIO LIMITED
in the presence of:                                                              )
)
)          Per:__________________________________
)                  Alan Kornblum
)
)
____________________________                                                                       )          _____________________________________
Witness                                                              )                  Alan Kornblum

SCHEDULE “C”

SHARE PLEDGE AGREEMENT

THIS AGREEMENT made the ● day of ___________, 2007.

B E T W E E N:

337572 ONTARIO LIMITED,
a corporation existing under the
laws of the Province of Ontario,

(hereinafter called the "Pledgor")

OF THE FIRST PART;
- and -

CONSOLIDATED MERCANTILE INCORPORATED,
a corporation existing under the
laws of the Province of Ontario,

(hereinafter called the "Pledgee")

OF THE SECOND PART;
- and -

DISTINCTIVE DESIGNS FURNITURE INC.,
a corporation existing under the
laws of the Province of Ontario,

(hereinafter called the "Corporation")

OF THE THIRD PART;
 - and -

GOLDMAN, SPRING, KICHLER & SANDERS LLP,
Barristers and Solicitors
700 – 40 Sheppard Ave. W.
Toronto, ON  M2N 6K9,
by its Partner, Mitchell Sanders,

(hereinafter called the "Escrow Agent")

OF THE FOURTH PART.

WHEREAS the Pledgor and Alan Kornblum executed and delivered a Promissory Note dated the ● day of November, 2007, in favour of the Pledgee (the "Promissory Note");

AND WHEREAS as collateral security for the complete and proper performance and satisfaction of all payments and obligations under the Promissory Note, the Pledgor has agreed to pledge one hundred percent (100%) of the outstanding shares in the capital stock of the Corporation (the "Pledged Shares") in accordance with the provisions of this Agreement;

AND WHEREAS concurrently with the execution of this Agreement, the Pledgor has delivered to the Escrow Agent a share certificate or certificates representing the Pledged Shares duly endorsed in blank for transfer to be held and dealt with by the Escrow Agent in accordance with this Agreement.

WITNESSETH that in consideration of the premises, and the mutual covenants hereinafter contained and the sum of TEN DOLLARS ($10.00) now paid by each of the parties hereto to the other (the receipt of which is hereby acknowledged by each of them) the parties hereto covenant and agree as follows:

1.                  The foregoing recitals are absolutely true, correct and accurate in every respect.

2.                  As collateral security for the complete and proper performance and satisfaction of all payments and obligations under the Promissory Note, the Pledgor hereby pledges, hypothecates, transfers, assigns and sets over to the Pledgee, the Pledged Shares and all its right, title and interest therein and thereto to be held by the Escrow Agent, all subject to and on the terms and conditions herein set out.

3.                  The term "Pledged Shares" as used herein shall include any shares or other securities or capital property which shall result from either:

(i)	a consolidation, change, classification, reclassification or subdivision, as the case may be, of any of the Pledged Shares; or

(ii)	every organization, liquidation, dissolution, winding up, amalgamation, merger, arrangement, continuation or continuance, as the case may be, of the Corporation;

and in any such event, all such shares or other securities or capital property and all certificates or other instruments or documents representing any such shares or other securities or capital property received in substitution for or in respect of the Pledged Shares shall be immediately delivered to the Escrow Agent to be held as part of the Pledged Shares on the terms and conditions herein set out, and the Pledgor shall forthwith pledge, assign, hypothecate, transfer and set over to the Pledgee any such shares and/or other securities and/or capital property so received or substituted and delivered to such Pledgee, accompanied by powers of attorney for transfer and assignment thereof, or other appropriate instruments of transfer and assignment, duly executed in blank.

4.	(a)
Upon payment in full by the Pledgor of the Promissory Note to the Pledgee in accordance with its terms, the Escrow Agent shall forthwith return the Pledged Shares to the Pledgor free of the provisions of this Agreement and this Agreement shall then be terminated.

(b)
So long as there is no default under the Promissory Note, the Pledgor shall be entitled to vote the Pledged Shares as it deems advisable, and in the event of any dividends being declared or other distribution made upon or in respect of the Pledged Shares during the time they are held by the Escrow Agent in excess of the Threshold Distribution as outlined in Section 4 of the Promissory Note (the “Excess Distribution”), the payments due under the Promissory Note shall be increased on a  dollar for dollar basis up to the amount of the unpaid principal sum due and owing on the Promissory Note, and such increase shall be paid at the same time as the Excess dividend or Distribution made in respect of the Pledged Shares.

(c)
In the event that payment is not made under the Promissory Note as required on the date any such payment is required to be made, subject in all cases to ten (10) days prior written notice of default thereunder, the Escrow Agent shall, upon the written direction of the Pledgee and upon receiving a statutory declaration of the Pledgee containing the circumstances of the default as aforesaid, deliver the Pledged Shares to or to the order of the Pledgee.

5.                  In the event that the Pledgee becomes entitled to the Pledged Shares pursuant to this Agreement, the Pledgee shall be entitled to deal with the Pledged Shares in the manner provided for in the Personal Property Security Act (Ontario) for the dealing with collateral by a secured party.

6.                  Any notice or other document which is to be given hereunder shall be in writing and shall be given by either personally delivering or mailing the same in a prepaid registered envelope addressed to the relevant party or parties as follows:

If to the Pledgor to:                                           6 Tillingham Keep
Toronto, Ontario  M3H 6A2

Attn:  Alan Kornblum

If to the Pledgee to:                                           106 Avenue Road
Toronto, Ontario  M5R 2H3

Attn:  Fred Litwin

If to the Corporation to:                                                      600 Clayson Road
Toronto, ON  M9M 2H2

Attn:  Alan Kornblum

If to the Escrow Agent to:                                                      700 – 40 Sheppard Ave. W.
Toronto, ON  M2N 6K9

Attn:  Mitchell J. Sanders

any such notice or other document, if delivered personally, shall be deemed to have been delivered at the time of such delivery and, if mailed by prepaid registered post as aforesaid, shall, in the absence of any intervening postal disruption, be deemed to have been delivered on the third (3rd) business day following the day of mailing.  Any party may change its address for service by written notice to the other parties in the manner set out above.

7.                  Time shall be of the essence of this Agreement and every part thereof.

8.                  No waiver on behalf of any party or breach of any of the covenants, conditions and provisions herein contained shall be effective or binding upon such party unless the same shall be expressed in writing, and any waiver shall not limit or affect such party's rights with respect to any other future breach.

9.                  Each of the parties hereto covenants and agrees to perform such further and other acts and things and to execute such further and other documents as may be necessary or desirable from time to time in order to give effect to this Agreement and every part thereof.

10.                  In this Agreement words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine gender and the neuter gender and vice versa and shall include one or more persons, their heirs, executors, administrators, successor or assigns, as the case may be.  To the extent the Pledgee shall assign any of its rights hereunder, the Pledgee shall provide written notice thereof to all the parties herein.

11.                  This Agreement shall enure to the benefit of and be binding upon the parties hereto their heirs, executors, administrators, successor and assigns.

IN WITNESS WHEREOF the parties have hereto executed this Pledge Agreement.

SIGNED, SEALED AND DELIVERED                                                                                     )           337572 ONTARIO LIMITED
in the presence of:                                                             )
)
)        Per:__________________________________
)                    Alan Kornblum
)
)
)        CONSOLIDATED MERCANTILE
)        INCORPORATED
)
)
)        Per:___________________________________
)                  Authorized Signing Officer
)
)
)        DISTINCTIVE DESIGNS FURNITURE INC.
)
)
)
)        Per:__________________________________
)               Alan Kornblum
)
)
)        GOLDMAN, SPRING,
)        KICHLER & SANDERS LLP
)
)
)
)        Per:__________________________________
)                  Mitchell J. Sanders – Partner